Exhibit 23.2

c/o GSL Enterprises Ltd.
9 Irodou Attikou Street
Kifisia, Athens 14561
Greece
October 8, 2024

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-264113) (the “Registration Statement”) of Global Ship Lease, Inc. (the “Company”) and the reoffer prospectus contained therein (the “Reoffer Prospectus”) to be filed with the U.S. Securities and Exchange Commission. We hereby consent to all references to us in the Registration Statement, the Reoffer Prospectus constituting a part thereof, and any amendments or supplements thereto, and to the use of the statistical information and industry and market data supplied by us as set forth in the Registration Statement, the Reoffer Prospectus constituting a part thereof, and any amendments or supplements thereto, including by incorporation by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:

(1) we have accurately described the information and data of the container shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the container shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to us in the section of the Reoffer Prospectus (and any amendments or supplements thereto) entitled “Experts.”

Yours faithfully,

Maritime Strategies International Ltd

/s/ Adam Kent
Name: Adam Kent
Title:  Managing Director